FIRST CENTURY BANCORP. AND SUBSIDIARY
GAINESVILLE, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2007 AND 2006 AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FIRST CENTURY BANCORP. AND SUBSIDIARY

McNair, McLemore, Middlebrooks & Co., LLP
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com
RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
First Century Bancorp.

We have audited the accompanying consolidated balance sheets of First Century Bancorp. and Subsidiary as of December 31, 2007, and 2006 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bancorp. and Subsidiary as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of First Century Bancorp’s internal control over financial reporting as of December 31, 2007 included in the Management’s Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

Company Name

Date	By:	/s/ McNair, McLemore, Middlebrooks & Co., LLP

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2007	2006

Cash and Cash Equivalents
Cash and Due from Banks	$2,111,446	$496,476
Federal Funds Sold	6,238,000	841,000

	8,349,446	1,337,476

Investment Securities Available for Sale, at Fair Value	8,404,238	9,070,829

Other Investments	402,770	321,320

Loans	19,305,101	20,363,719
Allowance for Loan Losses	(275,920)	(445,629)

	19,029,181	19,918,090

Premises and Equipment	2,122,763	2,204,839

Other Real Estate	98,343	96,500

Other Assets	244,721	295,099

Total Assets	$38,651,462	$33,244,153

The accompanying notes are an integral part of these consolidated balance sheets.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2007	2006

Deposits
Noninterest-Bearing	1,566,488	$1,644,701
Interest-Bearing	29,439,470	26,577,405

	31,005,958	28,222,106

Borrowings	4,000,000	2,000,000

Other Liabilities	151,816	168,994

Commitments

Stockholders’ Equity
Preferred Stock, No Par Value; 10,000,000 Shares
Authorized; 75,000 and 35,000 Shares Issued and Outstanding in 2007 and 2006, Respectively	750,000	350,000
Common Stock, No Par Value; 50,000,000 Shares Authorized; 1,732,458 and 993,560 Shares Issued and Outstanding in 2007 and 2006, Respectively	10,311,206	8,450,049
Accumulated Deficit	(7,559,873)	(5,813,847)
Accumulated Other Comprehensive Loss	(7,645)	(133,149)

	3,493,688	2,853,053

Total Liabilities and Stockholders’ Equity	38,651,462	$33,244,153

The accompanying notes are an integral part of these consolidated balance sheets.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2007	2006
Interest Income
Loans, Including Fees	$1,634,711	$2,067,949
Investments	416,533	364,461
Federal Funds Sold	143,398	49,721
Interest Bearing Deposits	22,636	9,381

	2,217,278	2,491,512

Interest Expense
Deposits	1,301,153	1,270,168
Borrowings	143,024	76,162
Federal Funds Purchased	9,139	1,104

	1,453,316	1,347,434

Net Interest Income	763,962	1,144,078

Provision for Loan Losses	115,199	-

Net Interest Income After Provision for Loan Losses	648,763	1,144,078

Noninterest Income
Service Charges on Deposits	21,664	61,268
Mortgage Origination and Processing Fees	-	10,125
Other	38,501	14,523

	60,165	85,916

Noninterest Expenses
Salaries and Employee Benefits	1,161,072	942,572
Occupancy and Equipment	356,737	338,601
Professional Fees	351,996	369,389
Other	585,149	736,546

	2,454,954	2,387,108

Loss Before Income Taxes	(1,746,026)	(1,157,114)

Income Taxes	-	-

Net Loss	$(1,746,026)	$(1,157,114)

Basic Loss Per Share	$(1.16)	$(1.16)

Weighted Average Shares Outstanding	1,503,383	993,423

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
DECEMBER 31

	2007	2006

Net Loss	$(1,746,027)	$(1,157,114)

Other Comprehensive Income (Loss)
Unrealized Gains on Securities Arising During the Year	125,504	40,123
Reclassification Adjustment	-	-

Net Change in Unrealized Gains on Securities	125,504	40,123

Comprehensive Loss	$(1,620,523)	$(1,116,991)

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

						Accumulated
	Preferred Stock		Common Stock		Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Income (Loss)	Total

Balance, December 31, 2005	-	$-	991,560	$8,603,888	$(4,656,733)	$(173,272)	$3,773,883

Issuance of Common Stock	-	-	2,000	8,000	-	-	8,000
Issuance of Preferred Stock	35,000	350,000	-	-	-	-	350,000
Common Stock Issuance Costs	-	-	-	(193,399)	-	-	(193,399)
Stock Compensation Costs	-	-	-	31,560	-	-	31,560
Net Change in Unrealized Gain on Securities Available for Sale	-	-	-	-	-	40,123	40,123
Net Loss	-	-	-	-	(1,157,114)	-	(1,157,114)

Balance, December 31, 2006	35,000	350,000	993,560	8,450,049	(5,813,847)	(133,149)	2,853,053

Issuance of Common Stock	-	-	738,898	2,002,002	-	-	2,002,002
Issuance of Preferred Stock	75,000	750,000	-	-	-	-	750,000
Redemption of Preferred Stock	(35,000)	(350,000)	-	-	-	-	(350,000)
Common Stock Issuance Costs	-	-		(169,045)	-	-	(169,045)
Stock Compensation Costs	-	-	-	28,200	-	-	28,200
Net Change in Unrealized Gain on Securities Available for Sale	-	-	-	-	-	125,504	125,504
Net Loss	-	-	-	-	(1,746,026)	-	(1,746,026)

Balance, December 31, 2007	75,000	$750,000	1,732,458	$10,311,206	$(7,559,873)	$(7,645)	$3,493,688

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2007	2006
Cash Flows from Operating Activities
Net Loss	$(1,746,026)	$(1,157,114)
Adjustments to Reconcile Net Loss to
Net Cash Used by Operating Activities
Provision for Loan Losses	115,199	-
Provision for Losses on Other Real Estate	-	208,995
Depreciation, Amortization and Accretion	164,783	186,546
Gain on Sale of Other Assets	23,514	-
Loss on Sale of Other Real Estate	25,725	13,127
Loss on Sale of Bank Vehicle	-	1,304
Stock Compensation Expense	28,200	31,560
Change In
Other Assets	37,244	(47,635)
Other Liabilities	(17,178)	3,760

	(1,368,539)	(759,457)

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	(971,061)	(1,911,269)
Proceeds from Maturities, Calls and Paydowns of
Investment Securities Available for Sale	1,765,706	1,299,937
Purchases of Other Investments	(119,150)	(90,000)
Proceeds from the Sale of Other Investments	37,700	38,800
Net Change in Loans	609,136	4,240,269
Proceeds from the Sale of Other Real Estate	137,006	1,170,873
Proceeds from the Sale of Bank Vehicle	-	3,000
Purchases of Premises and Equipment	(95,637)	(64,426)

	1,363,700	4,687,184

Cash Flows from Financing Activities
Net Change in Deposits	2,783,852	(5,720,076)
Payment of Stock Issuance Costs	(169,045)	(3,556)
Proceeds from Borrowings	2,000,000	2,000,000
Redemption of Preferred Stock	(350,000)	-
Proceeds from Issuance of Preferred Stock	750,000	350,000
Proceeds from the Issuance of Common Stock	2,002,002	8,000

	7,016,809	(3,365,632)

Net Increase (Decrease) in Cash and Cash Equivalents	7,011,970	562,095

Cash and Cash Equivalents, Beginning	1,337,476	775,381

Cash and Cash Equivalents, Ending	$8,349,446	$1,337,476

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of First Century Bancorp. (the Company) and its wholly-owned subsidiary, First Century Bank, National Association (the Bank).  On September 20, 2007, the Company changed its name from NBOG Bancorporation, Inc. to First Century Bancorp.  The Bank’s name was also changed from The National Bank of Gainesville to First Century Bank, National Association.  All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

The Bank provides a variety of retail and commercial banking services for consumers and small businesses located primarily in the Gainesville, Georgia area.  Lending and investing activities are funded primarily by deposits gathered through its banking office.  The Bank commenced operations on March 25, 2002.

Use of Estimates

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Concentrations of Credit Risk

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers.  In management's opinion, although the Bank has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk.  In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves.  No assurance can be given that the current economic conditions will continue.  Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank's results of operations and financial condition.  The operating results of the Bank depend primarily on its net interest income.  Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Bank may have cash and cash equivalents at financial institutions in excess of insured limits.  The Bank places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

(1)	Summary of Significant Accounting Policies (Continued)

Investment Securities

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank may classify its securities as trading, available for sale or held to maturity.  Trading securities are purchased and held for sale in the near term.  Securities held to maturity are those which the Bank has the ability and intent to hold until maturity.  All other securities not classified as trading or held to maturity are considered available for sale.  As of December 31, 2007 and 2006, all investment securities are classified as available for sale.

Securities available for sale are reported at estimated fair value.  Unrealized gains and losses on securities available for sale are excluded from earnings and are reported in accumulated other comprehensive income (loss), a component of stockholders’ equity.  Gains and losses from sales of securities available for sale are computed using the specific identification method.  Securities available for sale may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Other Investments

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

Loans

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees.  Interest income on loans is recognized using the effective interest method.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection.  Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal.  Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

(1)	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components.  The specific component relates to specific individual loans that are classified as impaired.  Specific allowances on impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit.  Such financial instruments are recorded when they are funded.

(1)	Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation.  Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method.  Premises and equipment that are still undergoing development and have not been placed in service are classified as construction in process and are not depreciated.  Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.  When premises and equipment are retired or sold, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is reflected in other income or expense.

Other Real Estate

Other real estate owned represents property acquired through foreclosure.  Properties are carried at the lower of cost or current appraisal values.  Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses.  Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Costs

The Company expenses the costs of advertising in the periods in which those costs are incurred.

Income Taxes

The Company accounts for income taxes under the liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required.  A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

(1)	Summary of Significant Accounting Policies (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income.  SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

Net Loss Per Share

Net loss per common share is based on the weighted average number of common shares outstanding during the period.  The effects of potential common shares outstanding are included in diluted earnings (loss) per share.  No common stock equivalents were considered in 2007 or 2006 as the effects of such would be antidilutive to the loss per share calculation.

Stock Compensation Plans

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) on January 1, 2006 using the modified prospective transition method.  Under the modified prospective transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R.  In addition, expense is recognized in the statements of operations for unvested awards that were granted prior to the date of adoption based on the fair value of the award as determined at the grant date.  The financial statements as of and for the twelve months ended December 31, 2007 and 2006 reflect additional compensation expense of $28,200 and $31,560, respectively, as a result of implementing FAS 123R.

Statements of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold.  Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Supplementary cash flow information:
	2007	2006

Cash Paid During the Year for Interest	$1,448,076	$1,268,908

Noncash Investing and Financing Activities:

Transfer of Loans to Other Real Estate	$164,574	$571,500

Change in Unrealized Loss on Securities Available for Sale	$125,504	$40,123

(1)	Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes.  FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).  Under FIN 48, the consolidated financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values.  FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits.  The Company adopted the provisions of FIN 48 on January 1, 2007.  The implementation of FIN 48 did not impact the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 ("FAS 157"), Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. FAS 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. Generally Accepted Accounting Principles and expands disclosure requirements about fair value measurements. FAS 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of FAS 157 to have a material impact on its financial condition or results or operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 ("FAS 159"), The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115, which will permit entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the Fair Value Option).  The Fair Value Option permits all entities to choose to measure eligible items at fair value at specified election dates.  An entity will be required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  FAS 159 is expected to improve financial reporting by providing entities with the opportunity to mitigate volatility without having to apply complex hedge accounting provisions and is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS 157.  The Company has not elected to measure any financial instruments at fair value under FAS 159 as of December 31, 2007.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R established principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. FAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141R is effective for business combinations where the acquisition date is on or after fiscal years beginning after December 15, 2008. Earlier adoption is not allowed. The Company does not believe that the adoption of FAS 141R will have a significant impact on its financial condition or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (“FAS 160”).  FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  FAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 shall be applied prospectively. The effective date of FAS 160 is the same as that for FAS 141R. The Company does not expect the adoption of FAS 160 to have a material impact on its financial condition or results of operation.

(2)	Investment Securities Available for Sale

At December 31, 2007 and 2006, the amortized cost and fair value of investment securities available for sale are summarized as follows:

2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government Agencies	$4,898,448	$12,744	$(2,942)	$4,908,250
Mortgage Backed Securities	3,513,435	4,086	(21,533)	3,495,988

	$8,411,883	$16,830	$(24,475)	$8,404,238

2006

U.S. Government Agencies	$5,400,371	$-	$(64,381)	$5,335,990
Mortgage Backed Securities	3,803,607	-	(68,768)	3,734,839

	$9,203,978	$-	$(133,149)	$9,070,829

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

	Less Than 12 Months		12 Months or Greater		Total

2007	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)

U.S. Government Agencies	$-	$-	$1,996,750	$(2,942)	$1,996,750	$(2,942)
Mortgage Backed Securities	435,579	(4,575)	1,521,421	(16,958)	1,957,000	(21,533)

	$435,579	$(4,575)	$3,518,171	$(19,900)	$3,953,750	$(24,475)

2006

U.S. Government Agencies	$1,399,040	$(7,874)	$3,936,950	$(56,507)	$5,335,990	$(64,381)
Mortgage Backed Securities	496,889	(1,122)	3,237,950	(67,646)	3,734,839	(68,768)

	$1,895,929	$(8,996)	$7,174,900	$(124,153)	$9,070,829	$(133,149)

(2)	Investment Securities Available for Sale (Continued)

At December 31, 2007, eight of the fifteen securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage backed securities, contained unrealized losses.  Because the declines in market value of investments are attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be until maturity, the Company does not consider these investments to be other than temporarily impaired at December 31, 2007.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2007, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
U.S. Government Agencies
Within 1 Year	$1,499,692	$1,498,600
1 to 5 Years	1,996,549	1,998,150
5 to 10 Years	1,002,207	1,008,500
Over 10 Years	400,000	403,000
Mortgage Backed Securities	3,513,435	3,495,988

	$8,411,883	$8,404,238

At December 31, 2007 and 2006, there were no securities required to be pledged to secure public deposits.

(3)	Loans

The composition of loans as of December 31 are:

	2007	2006

Commercial, Financial and Agricultural	$3,339,020	$4,292,891
Real Estate-Mortgage	13,865,088	12,051,850
Real Estate-Construction	508,577	1,290,914
Consumer	1,592,416	2,728,064

	$19,305,101	$20,363,719

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

(4)	Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:
	2007	2006

Balance, Beginning	$445,629	$785,326
Provision Charged to Operating Expenses	115,199	-
Loans Charged Off	(335,175)	(372,180)
Loan Recoveries	50,267	32,483

Balance, Ending	$275,920	$445,629

There were no loans past due 90 days or more and still accruing interest as of December 31, 2007 and 2006.  At December 31, 2007 and 2006, the total recorded investment in loans on nonaccrual status approximated $851,000 and $210,000, respectively.  Interest income that would have been recognized on nonaccrual loans totaled $34,151 and $21,981 in 2007 and 2006, respectively.  Impaired loans approximated $1,140,000 and $63,000 as of December 31, 2007 and 2006, respectively.  The allowance for loan loss included a specific allowance of $102,960 and $12,334 for impaired loans as of December 31, 2007 and 2006, respectively.  Impaired loans with no specific allowance included in the allowance for loan losses approximated $650,000 and $0 as of December 31, 2007 and 2006, respectively.  The average investment in impaired loans during 2007 and 2006 approximated $490,000 and $180,000, respectively.  Interest income recognized on impaired loans approximated $97,000 and $9,300 in 2007 and 2006, respectively.  The cash basis interest income recognized on impaired loans was $90,000 and $0 as of December 31, 2007 and 2006, respectively.  No additional funds are committed to be advanced in connection with impaired loans.

(5)	Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2007	2006

Land and Land Improvements	409,442	$409,442
Building	1,693,776	1,717,291
Furniture and Equipment	752,728	659,665
Leasehold Improvements	1,175	-

	2,857,121	2,786,398

Accumulated Depreciation	(734,358)	(581,559)

	2,122,763	$2,204,839

Depreciation charged to operations totaled $154,199 and $171,158 for 2007 and 2006, respectively.

Certain bank facilities are leased under various operating leases.  Lease expense was $22,140 and $0 for the years ended December 31, 2007 and 2006, respectively.  Future minimum lease commitments under leases are under noncancelable leases are:

Year	Amount
2008	$60,843
2009	50,703
$111,546

(6)	Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $2,350 and $1,443 as of December 31, 2007 and 2006, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2007	2006

Interest-Bearing Demand	$1,296,161	$1,273,978
Savings	1,185,383	620,918
Time, $100,000 and Over	2,866,927	3,698,326
Other Time	24,090,999	20,984,183

	$29,439,470	$26,577,405

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $2,644,000 and $3,477,000 as of December 31, 2007 and 2006, respectively.

As of December 31, 2007, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2008	$23,173,343
2009	2,348,968
2010	1,232,157
2012	104,458
After 2012	99,000
$26,957,926

(7)	Income Taxes

The components of the income tax expense for the years ended December 31 are as follows:

	2007	2006

Deferred Expense	$594,774	$445,838
Change in Valuation Allowance	(594,774)	(445,838)
	$-	$-

(7)	Income Taxes (Continued)

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the years ended December 31, 2007 and 2006 relates primarily to the change in the valuation allowance.

The following summarizes the components of deferred taxes at December 31:

	2007	2006
Deferred Income Tax Assets
Allowance for Loan Losses	$-	$50,571
Pre-opening Expenses	-	35,755
Operating Loss Carryforwards	2,741,251	2,068,108
Other	13,594	7,974

	2,754,845	2,162,408
Deferred Tax Liabilities
Premises and Equipment	1,090	3,426

	2,753,755	2,158,982
Less Valuation Allowance	(2,753,755)	(2,158,982)

Net Deferred Tax Asset	$-	$-

The future tax consequences of the differences between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2007, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $8,098,000 and $8,456,000, respectively, which will expire beginning in 2022 if not previously utilized.

(8)	Borrowings

At December 31, 2007, the Bank has two advances from the Federal Home Loan Bank of Atlanta in the amount of $4,000,000.  The advances mature on April 21, 2008 and July 23, 2008.  The Bank has pledged as collateral investment securities available for sale with a carrying amount of $7,009,675 at December 31, 2007.

The Bank has lines of credit available with correspondent banks which represent available credit for overnight borrowing from financial institutions.  As of December 31, 2007 and 2006, these lines of credit totaled $2,000,000 and $2,000,000, respectively, of which no balances were outstanding. The Bank has pledged investment securities with a carrying amount of $1,402,208 as collateral for one of the two lines.

(9)	Contingencies and Commitments

Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

The following summarizes commitments as of December 31:

	Approximate Contract Amount
	2007	2006
Financial Instruments Whose Contract Amounts Represent Credit Risk
Commitments to Extend Credit	$2,442,000	$2,054,000
Standby Letters of Credit	294,000	294,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Going Concern

As shown in the accompanying consolidated financial statements, the Company has incurred net losses of $1,746,026 and $1,157,114 from operations for the years ended December 31, 2007 and 2006, respectively, and has an accumulated deficit of $7,559,873 as of December 31, 2007.  These conditions create an uncertainty about the Company's ability to continue as a going concern.  Management of the company has developed a capital plan to maintain minimum capital levels equal to or above those determined by regulatory authorities through the issuance of additional stock.  The ability of the Company to continue as a going concern is dependant on the success of the capital plan.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

(10)	Stockholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares.  Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

During 2006, First Century Bancorp. ("First Century") issued 35,000 shares of Series A Preferred Stock, no par value (the "Series A Preferred Stock"), for $10.00 per share.  The Series A Preferred Stock is noncumulative perpetual preferred stock and will be treated as Tier 1 capital under existing Federal Reserve regulations. The Series A Preferred Stock is generally nonvoting and cannot be converted into common stock of First Century.  First Century has the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends, if any.  The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.  On May 4, 2007, the Company redeemed the 35,000 shares of Series A Preferred Stock at $10.00 per share.

On December 31, 2007, First Century issued 75,000 shares of Series B Preferred Stock, no par value (the "Series B Preferred Stock"), for $10.00 per share in a private placement.  The Series B Preferred Stock is cumulative perpetual preferred stock and will be treated as Tier 1 capital under existing Federal Reserve regulations. The Series B Preferred Stock is generally nonvoting and cannot be converted into common stock of First Century.  First Century has the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends, if any.  Dividends accrue on the Series B Preferred Stock at a rate per annum initially equal to the prime rate in effect on the date of issuance, adjusted semi-annually on the first date of January and the first day of July each year to be equal to the prime rate in effect on such date.  The investors also received a warrant to acquire one share of common stock for each share of Series B Preferred Stock purchased in the offering at an exercise price of $1.50 per share, which was the fair market value of the common stock on the date of the issuance of the warrants.  The warrants have no expiration date

Dividends paid by the Bank are the primary source of funds available to the Company.  Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities.  These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings and the ratio of equity capital to total assets.

(11)	Related Party Transactions

It is the Bank’s policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The following summary reflects activities for related party loans:

	2007	2006

Balance, Beginning	$604,348	$547,444
New Loans	487,038	109,491
Principal Repayments	(544,049)	(52,587)

Balance, Ending	$547,427	$604,348

As of December 31, 2007 and 2006, deposit accounts for related parties totaled approximately $696,000 and $251,000, respectively.

(12)	Employee Benefit Plan

The Company has a qualified retirement plan pursuant to Internal Revenue Code Section 401(K) covering substantially all employees subject to minimum age and service requirements.  Contribution to the plan by employees is voluntary.  The Company made no contributions to the plan in 2007 or 2006.

(13)	Stock Options

During 2003, the stockholders approved a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.  All options granted to directors in the Company’s stock option plan became fully vested as of June 30, 2005.  On April 21, 2005, the Company’s board of directors voted to accelerate the vesting of these options in recognition of directors who exercised one-third of their existing options at March 31, 2005 to help the Company meet the minimum capital requirements of the Formal Agreement with the OCC.

On September 20, 2005, the board of directors approved the granting of nonqualified stock options to a consultant of the Company.  The options allow the consultant the right to purchase 100,000 shares at an exercise price of $5 per share.  The options have a maximum term of ten years and vest in equal one-third annual increments commencing on September 20, 2005.

A summary of activity related to the stock options, for the years ended December 31, 2007 and 2006 is presented below:

	Shares	Weighted Average Exercise Price

Outstanding, December 31, 2005	153,001	$5.65

Granted	-	-
Exercised	-	-
Forfeited	(1,500)	5.00

Outstanding, December 31, 2006	151,501	$5.66

Granted	7,500	2.01
Exercised	-
Forfeited	(28,500)	4.21

Outstanding, December 31, 2007	130,501	5.77

Eligible to be Exercised, December 31, 2007	120,001	5.83

The options outstanding and exercisable at December 31, 2007 had no aggregate intrinsic value.  At December 31, 2007, there was $1,890 of total unrecognized compensation expense related to nonvested share-based compensation arrangements.  The cost is expected to be recognized over a weighted average period of eight months.

(13)	Stock Option Plan and Warrants (Continued)

Information pertaining to options outstanding at December 31, 2007 is as follows:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable

$10.00	20,001	5.5 Years	20,001
$5.00	118,000	7.8 Years	100,000

	138,001	7.5 Years	120,001

(14)	Stock Warrants

Organizers of the Company were entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitled its holder to purchase an additional share of the Company’s common stock for $10.  The warrants vested over a three-year period from the date of grant, March 25, 2002, and became fully vested in 2005.  Expiration of the warrants occurs on the tenth anniversary of the grant date.

In connection with the sale of 738,008 shares of common stock to William R. Blanton on April 23, 2007, the Company issued a warrant to purchase up to 738,008 shares at $2.71.  On December 31, 2007, the exercise price of the warrant was adjusted from $2.71 per share to $1.50 per share.  The warrant does not have an expiration date.

On December 31, 2007, the Company issued 75,000 shares of its Series B Preferred Stock for $10.00 per share in a private placement to certain Company directors.  The investors also received a warrant to acquire one share of common stock for each share of Series B Preferred Stock purchased in the offering at an exercise price of $1.50 per share, which was the fair market value of the common stock on the date of issuance of the warrants.  The warrants have no expiration date.

(15)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value.  The assumptions used in the estimation of the fair value of First Century Bank’s financial instruments are detailed below.  Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques.  The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Other Investments - The fair value of other investments approximates carrying value.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.  For variable rate loans, the carrying amount is a reasonable estimate of fair value.

(15)	Fair Value of Financial Instruments (Continued)

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings – Due to their short-term nature, the fair value of FHLB advances approximates carrying amount.

Standby Letters of Credit and Unfulfilled Loan Commitments - Fair values are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fees associated with these instruments are not considered material.

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31 are presented hereafter:

	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$8,349	$8,349	$1,337	$1,337
Investment Securities Available for Sale	8,404	8,404	9,071	9,071
Other Investments	403	403	321	321
Loans	19,305	19,476	20,364	20,238

Liabilities
Deposits	31,006	31,417	28,222	28,268
Borrowings	4,000	4,000	2,000	2,000

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(16)	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

On August 18, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC) which outlined actions to be taken by the Bank to address concerns by the OCC.  The provisions of the formal agreement required the Bank to achieve agreed-upon capital levels, obtain a permanent president and senior lender, obtain current and satisfactory credit information on all loans over $25,000, and eliminate the basis of criticism of assets criticized, among others.  As of December 31, 2007, the Bank believes it is in compliance with the provisions of the formal agreement.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table.  Additionally, under an agreement with the OCC, the Bank is required to achieve agreed-upon capital levels.  The actual capital amounts and ratios for the Bank are also presented in the following table. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the Bank’s classification.  Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

(16)	Regulatory Matters (Continued)

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2007

Total Capital to
Risk-Weighted Assets	$3,770	16.62%	$1,814	8.00%	$2,268	10.00%
Tier I Capital to
Risk-Weighted Assets	3,487	15.38	907	4.00	1,361	6.00
Tier I Capital to
Average Assets	3,487	9.41	1,482	4.00	1,853	5.00

December 31, 2006

Total Capital to
Risk-Weighted Assets	3,295	13.84	1,905	8.00	2,381	10.00
Tier I Capital to
Risk-Weighted Assets	2,996	12.59	952	4.00	1,428	6.00
Tier I Capital to
Average Assets	2,996	8.84	1,356	4.00	1,695	5.00

(17)	Other Operating Expenses

Components of other operating expenses which are greater than 1 percent of interest income and other operating income for the years ended December 31 are as follows:

	2007	2006

Data Processing Fees	$134,028	$118,281
Advertising and Marketing	58,937	37,373
Insurance and Assessments	119,060	146,619
Office Supplies	34,881	31,340
Telephone	33,494	27,151
Postage and Courier	30,796	45,684
Other Loan Related and Repossession	76,545	273,031

(18)	Financial Information of First Century Bancorp. (Parent Only)

FIRST CENTURY BANCORP. (PARENT ONLY)
CONDENSED BALANCE SHEETS
DECEMBER 31

ASSETS

	2007	2006

Cash and Due from Banks	$25,516	$391
Investment in Subsidiary	3,480,244	2,863,053
Other Assets	3,408	5,089

Total Assets	$3,509,168	$2,868,533

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other Liabilities	$15,480	$15,480

Stockholders’ Equity	3,493,688	2,853,053

Total Liabilities and Stockholders’ Equity	$3,509,168	$2,868,533

(18)	Financial Information of First Century Bancorp. (Parent Only) (Continued)

FIRST CENTURY BANCORP. (PARENT ONLY)
CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2007	2006

Interest Income	$1,684	$396

Expenses
Salaries and Employee Benefits	24,000	31,560
Professional Fees	135,429	161,339
Other	25,767	5,184

	185,196	198,083

Loss Before Equity in Undistributed Loss of Subsidiary	(183,512)	(197,687)

Equity in Undistributed Loss of Subsidiary	(1,562,514)	(959,427)

Net Loss	$(1,746,026)	$(1,157,114)

(18)	Financial Information of First Century Bancorp. (Parent Only) (Continued)

FIRST CENTURY BANCORP. (PARENT ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2007	2006

Cash Flows from Operating Activities
Net Loss	$(1,746,026)	$(1,157,114)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities
Equity in Undistributed Loss of Subsidiary	1,562,514	959,427
Stock Compensation Expense	24,000	31,560
Change In
Other Assets	1,680	(4,326)

	(157,832)	(170,453)

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(2,050,000)	(210,000)

Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock	2,002,002	8,000
Proceeds from Issuance of Preferred Stock	750,000	350,000
Redemption of Preferred Stock	(350,000)	-
Payment of Stock Issuance Costs	(169,045)	(3,556)

	2,232,957	354,444

Net Increase (Decrease) in Cash	25,125	(26,009)

Cash and Cash Equivalents, Beginning	391	26,400

Cash and Cash Equivalents, Ending	$25,516	$391

(19)	Subsequent Events

On February 5, 2008, the Office of the Comptroller of the Currency (“OCC”) terminated the formal agreement that was entered into between the OCC and the Bank on August 18, 2004.